UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: March 3, 2005

OUVO, INC.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-49838 (Commission File Number)	94-3381088 (IRS Employer Identification Number)

Kent Carasquero, President and Chief Executive Officer
1403 East 900 South, Salt Lake City, Utah, 84105
(Address of principal executive offices)

(801) 582-9609
(Registrant’s telephone number, including area code)

Casino Entertainment Television, Inc.

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On March 7, 2005, Ouvo, Inc. (formerly "Casino Entertainment Television, Inc.") (the “Company”) entered into a Separation Agreement with Stephen Lasser (the “Lasser Agreement”) and a Share Cancellation and Business Transfer Agreement with Lawrence Smith (the “Smith Agreement”).

Under the Smith Agreement, Smith agreed to cancel his shares in the Company and the Company agreed to transfer its assets related to the establishment of a television network dedicated to the gaming business and lifestyle (the “Gaming Network Business”) to Smith. Under the Lasser Agreement, Lasser agreed to cancel his shares in the Company and release the Company from any claims or potential claims Lasser has or may have against the Company or its directors and officers and the Company agreed to release Lasser from any claims or potential claims the Company has or may have against Lasser.

Item 2.01 Completion of Acquisition or Disposition of Assets

Under the Smith Agreement, the assets comprising the Gaming Network Business were transferred to Smith in exchange for the cancellation of Smith’s 15,600,000 shares of the Company’s common stock. The Gaming Network Business was transferred on March 8, 2005. Smith was formerly an officer and director of the Company and was the Company’s largest shareholder prior to the cancellation of his shares. The Smith Agreement was approved by the Board of Directors of the Company and the holders of a majority of the outstanding shares of the Company on March 7, 2005.

Item 4.01 Change in Registrant’s Certifying Accountant

On March 3, 2005, the Company's independent auditors, Beckstead and Watts LLP ("Beckstead"), notified the Company that they were resigning effective as of that date.

The audit reports of Beckstead on the Company's financial statements for the fiscal years ending December 31, 2003 and December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that such reports were modified to include an explanatory paragraph raising substantial doubt about the Company's ability to continue as a going concern.

In connection with the audits of the fiscal years ending December 31, 2003 and December 31, 2002, including the subsequent periods through March 3, 2005, the Company had no disagreements with Beckstead with respect to accounting or auditing issues of the type discussed in Item 304(a)(1)(iv) of Regulation S-B. Had there been any disagreements that were not resolved to their satisfaction, such disagreements would have caused Beckstead to make reference in connection with their opinion to the subject matter of the disagreement. In addition, during that time there were no reportable events (as described in Item 304(a)(1)(iv) of Regulation S-B).

On October 13, 2005 the Company retained Dejoya Griffith and Company, LLC ("Dejoya") as the principal accountants to replace Beckstead. The Company's board of directors approved the appointment of Dejoya.

During the fiscal years ending December 31, 2003 and December 31, 2002, including the subsequent periods through March 3, 2005, the date of Beckstead's resignation, and prior to the appointment of Dejoya, the Company (or anyone on its behalf) did not consult with Dejoya regarding any of the accounting or auditing concerns stated in Item 304(a)(2) of Regulation S-B. Since there were no disagreements (as referred to in Item 304(a)(2) of Regulation S-B), the Company did not consult Dejoya in respect to these matters during the time periods detailed herein.

The Company provided Beckstead with a copy of this report prior to filing it with the Securities and Exchange Commission. The Company requested that Beckstead furnish the Company with a letter to the Commission stating whether Beckstead agreed with the above statements. A copy of that letter dated November 3, 2005 is filed as an Exhibit to this Form 8-K/A.

Item 5.01 Changes in Control of Registrant

Prior to the cancellation of Smith’s and Lasser’s shares under the Smith Agreement and the Lasser Agreement, respectively, Smith and Lasser collectively owned more than fifty percent of the Company’s outstanding shares. Following such cancellation, no single registered shareholder holds more than four percent of the Company’s common stock.

Item 8.01 Other Events

On March 7, 2005 the holders of the majority of the outstanding shares of the Company authorized the Board of Directors of the Company (the “Board”) (i) to change the name of the Company to Ouvo, Inc., (ii) the authorization of Five Million (5,000,000) Shares of Class A Preferred Stock (the “Preferred Shares”), with terms and conditions to be determined by the Board at or around the time that Preferred Shares are to be issued, and (iii) the conversion of each share of common stock into one-third (1/3) of a share of common stock.

The corporate actions taken were authorized pursuant to a shareholders written consent in accordance with the provisions set forth in Section 228 of the General Corporation Law of the State of Delaware and Article II Section 2.10 of the Company’s bylaws. The Company’s Chief Executive Officer is authorized to file a certificate of amendment to the Company’s certificate of incorporation.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is included:

Exhibit No. Description

16.1	Attached: Letter from Beckstead resigning as auditor dated March 3, 2005

16.2	Attached: Letter from Beckstead stating that it has reviewed this Form 8-K/A and has no objection to the statements made within this Form 8-K/A dated November 3, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OUVO, INC.
November 1, 2005	By:	/s/ Kent Carasquero
Kent Carasquero
President, Chief Executive Officer and Chief Financial Officer

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